Exhibit 5.1

[Ropes & Gray LLP Letterhead]

December 17, 2004

US Oncology, Inc.

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

                                Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to US Oncology, Inc.,  a Delaware corporation (the “Issuer”) in connection with the Registration Statement on Form S-4  (the “Registration Statement”) filed by the Issuer and the subsidiary guarantors listed on Schedule I  (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $300,000,000 aggregate principal amount of 9.0% Senior Notes due 2012 (the “Senior Exchange Notes”) and $275,000,000 aggregate principal amount of 10.75% Senior Subordinated Notes due 2014 (the “Senior Subordinated Exchange Notes,” and together with the Senior Exchange Notes, the “Exchange Notes”).  The Senior Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 9.0% Senior Notes due 2012 (the “Original Senior Notes”) and the Senior Subordinated Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 10.75% Senior Subordinated Notes due 2014 (the “Original Senior Subordinated Notes,” and together with the Original Senior Notes, the “Original Notes”).  The Senior Exchange Notes are to be issued pursuant to an Indenture, dated as of August 20, 2004 (as amended, supplemented or modified through the date hereof, the “Senior Indenture”), among the Issuer, the Guarantors and LaSalle Bank, National Association, as trustee (the “Senior Trustee”).  The Senior Exchange Notes are to be issued pursuant to an Indenture, dated as of August 20, 2004 (as amended, supplemented or modified through the date hereof, the “Senior Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”), among the Issuer, the Guarantors and LaSalle Bank, National Association, as trustee (the “Senior Subordinated Trustee,” together with the Senior Trustee, the “Trustees”).   Payment of the Senior Exchange Notes will be guaranteed by the Guarantors pursuant to Article X of the Senior Indenture (the “Senior Guarantee”) and payment of the Senior Subordinated Exchange Notes will be guaranteed by the Guarantors pursuant to Article X of the Senior Subordinated Indenture (the “Senior Subordinated Guarantee,” together with the Senior Guarantee, the “Guarantees”).

In connection with this opinion, we have examined the Registration Statement and the Indentures, which have been filed with the Commission as an exhibit to the Registration Statement.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantor and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indentures are the valid and binding obligations of the Trustees.

                The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.  Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of other jurisdictions, we have relied, without independent investigation, upon the following:

(i)                                     with respect to the laws of the State of Indiana, the opinion of Hackman Hulett & Cracraft, LLP; and

(ii)                                  with respect to the laws of the State of Texas, the opinion of the General Counsel of US Oncology, Inc.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.          When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of their respective Indentures and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.          When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indentures and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Guarantees have been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indentures, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus.  By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ ROPES & GRAY LLP
Ropes & Gray LLP

3

SCHEDULE I

AOR Holding Company of Indiana, Inc.
AOR Management Company of Arizona, Inc.
AOR Management Company of Indiana, Inc.
AOR Management Company of Missouri, Inc.
AOR Management Company of Oklahoma, Inc.
AOR Management Company of Pennsylvania, Inc.
AOR Management Company of Texas, Inc.
AOR Management Company of Virginia, Inc.
AOR Real Estate, Inc.
AOR Synthetic Real Estate, Inc.
AORT Holding Company, Inc.
Greenville Radiation Care, Inc.
Physician Reliance Network, Inc.
RMCC Cancer Center, Inc.
US Oncology Corporate, Inc.
Alabama Pharmaceutical Services, LLC
California Pharmaceutical Services, LLC
Iowa Pharmaceutical Services, LLC
Michigan Pharmaceutical Services, LLC
Nebraska Pharmaceutical Services, LLC
New Mexico Pharmaceutical Services, LLC
North Carolina Pharmaceutical Services, LLC
Physician Reliance Holdings, LLC
PRN Physician Reliance, LLC
SelectPlus Oncology, LLC
St. Louis Pharmaceutical Services, LLC
US Oncology Pharmaceutical Services, LLC
Washington Pharmaceutical Services, LLC
Texas Pharmaceutical Services, LLC
Florida Pharmaceutical Services, LLC
Pennsylvania Pharmaceutical Services, LLC
TOPS Pharmacy Services, Inc.
AOR of Texas Management Limited Partnership
Physician Reliance, L.P.

AOR Management Company of Indiana, Inc.
AOR Holding Company of Indiana, Inc.